Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Thorne HealthTech, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-259775 and 333-262349) of Thorne HealthTech, Inc. of our report dated March 16, 2022, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

Raleigh, North Carolina

March 16, 2022